Exhibit 99.1

UNITED REFINING COMPANY REPORTS RECORD

FISCAL 2006 OPERATING RESULTS

Warren, PA. November 29, 2006/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products today reported results for the Company’s fiscal year ended August 31, 2006.

Net sales for the year ended August 31, 2006 and August 31, 2005 were $2,437.1 million and $1,890.2 million, respectively, which was an increase of $546.9 million or 28.9% over the prior year. Increases in net sales for the year ended August 31, 2006 were due primarily to increases in selling prices attributed to increased worldwide crude oil prices. Also contributing to the increase in net sales for the year was increased retail petroleum volume and merchandise sales, and an increase in refinery crude throughput runs.

Operating income for the year ended August 31, 2006 was $132.1 million, an increase of $88.6 million from the $43.5 million in operating income for the year ended August 31, 2005.

Net Income for the year ended August 31, 2006 was $64.0 million, an increase of $54.1 million from Net Income of $9.9 million for the year ended August 31, 2005.

Earnings before interest, taxes, depreciation, and (EBITDA) for the fiscal year ended August 31, 2006 increased $92.3 million to $150.3 million from $58.0 million for the fiscal year ended August 31, 2005.

EBITDA before Last In First Out (LIFO) inventory adjustment for the fiscal year ended August 31, 2006 increased $108.3 million to $185.1 million from $76.8 million for the fiscal year ended August 31, 2005.

United Refining Company (http://www.urc.com) uses the term EBITDA or earnings before interest, income taxes, depreciation, amortization and prepayment premium on debt refinancing, and EBITDA before LIFO inventory adjustment, which are terms not defined under United States Generally Accepted Accounting Principles. The Company uses the term EBITDA because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. EBITDA before LIFO inventory adjustment is used because the inventory adjustment represents a significant component in calculating EBITDA, especially during a period of rapidly rising crude oil and product prices. EBITDA before LIFO inventory adjustment is important because it provides information on the financial performance of the Company within the control of management. See reconciliation of EBITDA to Net Income in Footnote (1) in table set forth below. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

	Year Ended August 31,
	2006	2005
	(dollars in thousands)
Net Sales	$2,437,052	$1,890,189
Operating Income	132,066	43,538
Net Income	64,014	9,912
Income Tax Expense	44,449	6,900
EBITDA (1)	$150,339	$57,966

(1)	EBITDA Reconciliation:

EBITDA Reconciliation

	Year Ended August 31,
	2006	2005
	(dollars in thousands) (unaudited)
Net Income	$64,014	$9,912
Interest Expense	24,414	24,384
Income Tax Expense	44,449	6,900
Depreciation	13,190	12,686
Amortization	4,272	4,084

EBITDA	$150,339	$57,966

EBITDA – before LIFO inventory adjustment	$185,062	$76,847
LIFO Inventory adjustment	(34,723)	(18,881)

EBITDA – after LIFO inventory adjustment	$150,339	$57,966

United operates a 65,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 372 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

SOURCE: United Refining Company 11/29/2006

Company Contact: James E. Murphy, Chief Financial Officer of United Refining Company

(814) 723-1500